[LETTERHEAD OF VENABLE LLP]

July 16, 2009

MainStay VP Series Fund, Inc.
51 Madison Avenue
New York, New York 10010

Re:     Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as Maryland counsel to MainStay VP Series Fund, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company (the "Company"), in connection with the registration of an indefinite number of shares (collectively, the "Shares") classified and designated as Initial Class and Service Class shares of the MainStay VP ICAP Select Equity Portfolio (the "First Acquiring Fund") and the MainStay VP Mid Cap Core Portfolio (the "Second Acquiring Fund"), each a series of common stock, $.01 par value per share (the "Common Stock"), of the Company, to be issued pursuant to the two Agreements and Plans of Reorganization listed on Schedule I hereto (each, a "Plan" and, collectively, the "Plans"), covered by the above-referenced Registration Statement (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended (the "1933 Act"), on or about the date hereof.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

1.           The Registration Statement and the related form of prospectus included therein, substantially in the form transmitted to the Commission under the 1933 Act;

2.           The charter of the Company (the "Charter"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

3.           The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4.           The form of the Plans, certified as of the date hereof by an officer of the Company;

5.           A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

MainStay VP Series Fund, Inc.
July 16, 2009

6.           Resolutions (the "Resolutions") adopted by the Board of Directors of the Company relating to the authorization of the issuance of the Shares and the approval of the Plans, certified as of the date hereof by an officer of the Company;

7.           A certificate executed by an officer of the Company, dated as of the date hereof; and

8.           Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.           Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

2.           Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.           Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.           All Documents submitted to us as originals are authentic.  The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered.  All Documents submitted to us as certified or photostatic copies conform to the original documents.  All signatures on all such Documents are genuine.  All public records reviewed or relied upon by us or on our behalf are true and complete.  All representations, warranties, statements and information contained in the Documents are true and complete.  There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.           Upon any issuance of the Shares, the total number of shares of each class of Common Stock issued and outstanding will not exceed the total number of shares of each class of Common Stock that the Company is then authorized to issue under the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

MainStay VP Series Fund, Inc.
July 16, 2009

1.           The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.           The issuance of the Shares has been duly authorized and, when and if issued and delivered against payment therefor in accordance with the Resolutions and the applicable Plan, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law.  We express no opinion as to compliance with federal or state securities laws, including the securities laws of the State of Maryland, or the 1940 Act.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.  We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you solely for your benefit.  Accordingly, it may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without, in each instance, our prior written consent.

Very truly yours,

/s/ VENABLE LLP

SCHEDULE I

1.           Agreement and Plan of Reorganization, made by the Company, on behalf of the First Acquiring Fund and the MainStay VP Mid Cap Value Portfolio, another series of the Company, and, with respect to Sections 10.2 and 15.3 of the Plan, New York Life Investment Management LLC ("NYLIM").

2.           Agreement and Plan of Reorganization, made by the Company, on behalf of the Second Acquiring Fund and the MainStay VP Mid Cap Growth Portfolio, another series of the Company, and, with respect to Sections 10.2 and 15.3 of the Plan, NYLIM.